SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G *
                                 (Rule 13d-102)

                                 Amendment No. *


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                           Mercer International, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    588056101
                                 (CUSIP Number)

                               September 28, 2004
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [x]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                              (Page 1 of 15 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 588056101               13G                     Page 2 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                       Ivory Capital, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    13,160 shares of Common Stock; 8.5%
                    Convertible Notes convertible into 8,774 shares of Common Stock

OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    13,160 shares of Common Stock; 8.5%
                    Convertible Notes convertible into 8,774 shares
                    of Common Stock
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    13,160 shares of Common Stock; 8.5%
                    Convertible Notes convertible into 8,774 shares
                    of Common Stock
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                    0.08% Common Stock + 0.05% Common Stock
                    (through conversion of the Convertible Notes
                    if converted) = 0.13%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 588056101                 13G                   Page 3 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                       Ivory Capital II, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    35,350 shares of Common Stock; 8.5%
                    Convertible Notes convertible into 23,484 shares
                    of Common Stock
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    35,350 shares of Common Stock; 8.5%
                    Convertible Notes convertible into 23,484 shares
                    of Common Stock
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    35,350 shares of Common Stock; 8.5%
                    Convertible Notes convertible into 23,484 shares
                    of Common Stock
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                    0.20% Common Stock + 0.14% Common Stock (through
                    conversion of the Convertible Notes if
                    converted) = 0.34%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 588056101                 13G                   Page 4 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                            Ivory Investment Management, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    700,000 shares of Common Stock; 8.5% Convertible Notes
                    convertible into 980,645 shares of Common Stock
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    700,000 shares of Common Stock; 8.5% Convertible Notes
                    convertible into 980,645 shares of Common Stock
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    700,000 shares of Common Stock; 8.5% Convertible Notes
                    convertible into 980,645 shares of Common Stock
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                    3.82% Common Stock + 5.36% Common Stock (through conversion of the Convertible Notes if converted) = 9.18%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 588056101                 13G                   Page 5 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                           IIM GP, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    700,000 shares of Common Stock; 8.5% Convertible Notes
                    convertible into 980,645 shares of Common Stock
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    700,000 shares of Common Stock; 8.5% Convertible Notes
                    convertible into 980,645 shares of Common Stock
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    700,000 shares of Common Stock; 8.5% Convertible Notes
                    convertible into 980,645 shares of Common Stock
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                    3.82% Common Stock + 5.36% Common Stock (through conversion of the Convertible Notes if converted) = 9.18%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 588056101                 13G                   Page 6 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                  Ivory Capital Advisors, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    48,510 shares of Common Stock; 8.5%
                    Convertible Notes convertible into 32,258 shares
                    of Common Stock
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    48,510 shares of Common Stock; 8.5%
                    Convertible Notes convertible into 32,258 shares
                    of Common Stock
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    48,510 shares of Common Stock; 8.5%
                    Convertible Notes convertible into 32,258
                    shares of Common Stock
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                    0.28% Common Stock + 0.19% Common Stock
                    (through conversion of the Convertible Notes
                    if converted) = 0.47%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 588056101                 13G                   Page 7 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                     Ivory Capital Group, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    48,510 shares of Common Stock; 8.5%
                    Convertible Notes convertible into 32,258 shares
                    of Common Stock
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    48,510 shares of Common Stock; 8.5%
                    Convertible Notes convertible into 32,258 shares
                    of Common Stock
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    48,510 shares of Common Stock; 8.5%
                    Convertible Notes convertible into 32,258
                    shares of Common Stock
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                    0.28% Common Stock + 0.19% Common Stock
                    (through conversion of the Convertible Notes
                    if converted) = 0.47%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 588056101                 13G                   Page 8 of 15 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                          Curtis G. Macnguyen
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [x]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    700,000 shares of Common Stock; 8.5% Convertible Notes
                    convertible into 980,645 shares of Common Stock
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    700,000 shares of Common Stock; 8.5% Convertible Notes
                    convertible into 980,645 shares of Common Stock
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                    700,000 shares of Common Stock; 8.5% Convertible Notes
                    convertible into 980,645 shares of Common Stock
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                    3.82% Common Stock + 5.36% Common Stock (through conversion of the Convertible Notes if converted) = 9.18%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 588056101                 13G                   Page 9 of 15 Pages

Item 1(a).     Name of Issuer:

   The name of the issuer is Mercer International, Inc. (the "Issuer").

Item 1(b).     Address of Issuer's Principal Executive Offices:

The Issuer's principal executive offices are located at Suite 2840, 650 West Georgia Street, Vancouver, British Columbia, Canada, V6B 4N8.

Item 2(a).     Name of Person Filing:

     This statement is filed by:

             (i) Ivory Capital, L.P., a Delaware limited partnership ("Ivory Capital"), with respect to the shares of Common Stock and shares of Common Stock through conversion of the Convertible Notes if converted, directly owned by it;

             (ii) Ivory Capital II, L.P., a Delaware limited partnership ("Ivory Capital II"), with respect to the shares of Common Stock and shares of Common Stock through conversion of the Convertible Notes if converted, directly owned by it;

             (iii) Ivory Investment Management, L.P., a Delaware limited partnership (the "Investment Manager"), with respect to the shares of Common Stock directly owned by Ivory Capital, Ivory Capital II, FrontPoint Value Discovery Fund, L.P., a Delaware limited partnership ("FrontPoint Value Fund"), and Ivory Capital, Ltd., an exempted company organized under the laws of the Cayman Islands ("Ivory Capital Ltd."), and with respect to the shares of Common Stock through conversion of the Convertible Notes if converted, directly owned by Ivory Capital, Ivory Capital II, FrontPoint Value Fund, Ivory Capital Ltd., Ivory Capital Offshore, Ltd., an exempted company organized under the laws of the Cayman Islands ("Ivory Capital Offshore") and Ivory Capital II Offshore, Ltd., an exempted company organized under the laws of the Cayman Islands ("Ivory Capital Offshore II");

             (iv) IIM GP, LLC, a Delaware limited liability company ("IIM GP") which serves as general partner to the Investment Manager, with respect to the shares of Common Stock directly owned by Ivory Capital, Ivory Capital II, FrontPoint Value Fund and Ivory Capital Ltd., and with respect to the shares of Common Stock through conversion of the Convertible Notes if converted, directly owned by Ivory Capital, Ivory Capital II, FrontPoint Value Fund, Ivory Capital Ltd., Ivory Capital Offshore and Ivory Capital Offshore II;

CUSIP No. 588056101                 13G                   Page 10 of 15 Pages

             (v) Ivory Capital Advisors, LLC, a Delaware limited liability company ("Ivory Capital Advisors") which serves as general partner to each of Ivory Capital and Ivory Capital II, with respect to the shares of Common Stock and shares of Common Stock through conversion of the Convertible Notes if converted, directly owned by Ivory Capital and Ivory Capital II;

             (vi) Ivory Capital Group, LLC, a Delaware limited liability company ("ICG") which is the managing member of Ivory Capital Advisors, with respect to the shares of Common Stock and shares of Common Stock through conversion of the Convertible Notes if converted, directly owned by Ivory Capital and Ivory Capital II;

             (vii) Curtis G. Macnguyen, with respect to shares of Common Stock directly owned by Ivory Capital, Ivory Capital II, FrontPoint Value Fund and Ivory Capital Ltd., and with respect to shares of Common Stock through conversion of the Convertible Notes if converted, directly owned by Ivory Capital, Ivory Capital II, FrontPoint Value Fund, Ivory Capital Ltd., Ivory Capital Offshore and Ivory Capital Offshore II.

     The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the principal business office of each of the Reporting Persons is 11755 Wilshire Boulevard, Suite 1350, Los Angeles, California 90025.

Item 2(c).     Citizenship:

     Each of Ivory Capital, Ivory Capital II and the Investment Manager is a limited partnership organized under the laws of the State of Delaware. Each of the Ivory Capital Advisors, IIM GP and ICG is a limited liability company organized under the laws of the State of Delaware. Mr. Macnguyen is a United States citizen.

Item 2(d).     Title of Class of Securities:
     Common Stock, par value $0.01 per share (the "Common Stock").

Item 2(e).  CUSIP Number:  588056101

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act,

CUSIP No. 588056101                 13G                   Page 11 of 15 Pages

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e)  [ ]  Investment Adviser in accordance with Rule
                    13d-1 (b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     Not applicable

Item 4.   Ownership.

      A. Ivory Capital, L.P.
              (a) Amount beneficially owned: 13,160 shares of Common Stock; 8.5%
                  Convertible Notes convertible into 8,774 shares of Common
                  Stock
              (b) Percent of class: 0.08% Common Stock + 0.05% Common Stock
                  (through conversion of the Convertible Notes if converted) = 0.13%. The percentages used herein and in the rest of Item 4 are calculated based upon the 17,324,229 shares of Common Stock outstanding as of August 6, 2004, as reported by the Company in its Form 10-Q for the fiscal quarter ending June 30, 2004. The percentages reported herein reflect the beneficial ownership of the Reporting Persons as of the date of the event which necessitated this filing.
              (c)(i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 13,160 shares of
                     Common Stock; 8.5% Convertible Notes convertible into
                     8,774 shares of Common Stock
               (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition:
                     13,160 shares of Common Stock; 8.5% Convertible Notes convertible into 8,774 shares of Common Stock

CUSIP No. 588056101                 13G                   Page 12 of 15 Pages

      B. Ivory Capital II, L.P.
              (a) Amount beneficially owned: 35,350 shares of Common Stock; 8.5%
                  Convertible Notes convertible into 23,484 shares of Common
                  Stock
              (b) Percent of class: 0.20% Common Stock + 0.14% Common Stock
                  (through conversion of the Convertible Notes if converted) = 0.34%
              (c)(i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 35,350 shares of
                     Common Stock; 8.5% Convertible Notes convertible into 23,484 shares of Common Stock
               (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition: 35,350 shares of Common Stock; 8.5% Convertible Notes convertible into 23,484 shares of Common Stock

      C. Ivory Investment Management, L.P.
              (a) Amount beneficially owned: 700,000 shares of Common Stock;
                  8.5% Convertible Notes convertible into 980,645 shares of Common Stock
              (b) Percent of class: 3.82% Common Stock + 5.36% Common Stock
                  (through conversion of the Convertible Notes if converted) = 9.18%
              (c)(i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 700,000
                     shares of Common Stock; 8.5% Convertible Notes convertible into 980,645 shares of Common Stock
               (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition:
                     700,000 shares of Common Stock; 8.5% Convertible Notes convertible into 980,645 shares of Common Stock

      D. IIM GP, LLC
              (a) Amount beneficially owned: 700,000 shares of Common Stock;
                  8.5% Convertible Notes convertible into 980,645 shares of Common Stock
              (b) Percent of class: 3.82% Common Stock + 5.36% Common Stock
                  (through conversion of the Convertible Notes if converted) = 9.18%
              (c)(i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 700,000
                     shares of Common Stock; 8.5% Convertible Notes convertible into 980,645 shares of Common Stock
               (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition:
                     700,000 shares of Common Stock; 8.5% Convertible Notes convertible into 980,645 shares of Common Stock

CUSIP No. 588056101                 13G                   Page 13 of 15 Pages

      E. Ivory Capital Advisors, LLC
              (a) Amount beneficially owned: 48,510 shares of Common Stock; 8.5%
                  Convertible Notes convertible into 32,258 shares of Common
                  Stock
              (b) Percent of class: 0.28% Common Stock + 0.19% Common Stock
                  (through conversion of the Convertible Notes if converted) = 0.47%
              (c)(i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 48,510 shares of Common Stock; 8.5% Convertible Notes convertible into 32,258 shares of Common Stock
               (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition: 48,510 shares of Common Stock; 8.5% Convertible Notes convertible into 32,258 shares of Common Stock

      F. Ivory Capital Group, LLC
              (a) Amount beneficially owned: 48,510 shares of Common Stock; 8.5%
                  Convertible Notes convertible into 32,258 shares of Common
                  Stock
              (b) Percent of class: 0.28% Common Stock + 0.19% Common Stock
                  (through conversion of the Convertible Notes if converted) = 0.47%
              (c)(i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 48,510 shares of
                     Common Stock; 8.5% Convertible Notes convertible into 32,258 shares of Common Stock
               (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition:
                     48,510 shares of Common Stock; 8.5% Convertible Notes convertible into 32,258 shares of Common Stock

      G. Curtis G. Macnguyen
              (a) Amount beneficially owned: 700,000 shares of Common Stock;
                  8.5% Convertible Notes convertible into 980,645 shares of Common Stock
              (b) Percent of class: 3.82% Common Stock + 5.36% Common Stock
                  (through conversion of the Convertible Notes if converted) = 9.18%
              (c)(i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 700,000
                     shares of Common Stock; 9.18% Convertible Notes convertible into 980,645 shares of Common Stock
               (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition:
                     700,000 shares of Common Stock; 8.5% Convertible Notes convertible into 980,645 shares of Common Stock

Item 5.     Ownership of Five Percent or Less of a Class.

     Not Applicable.

CUSIP No. 588056101                 13G                   Page 14 of 15 Pages

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Ivory Capital Advisors, the general partner of Ivory Capital and Ivory Capital II, has the power to direct the affairs of Ivory Capital and Ivory Capital II, including decisions with respect to the receipt of dividends from, and the disposition of the proceeds from the sale of, the Common Shares. ICG is the managing member of Ivory Capital Advisors. Mr. Macnguyen is a managing members of ICG and in that capacity direct its operations. The Investment Manager, as the investment manager to Ivory Capital, Ivory Capital II, FrontPoint Value Fund, Ivory Capital Ltd., Ivory Capital Offshore and Ivory Capital Offshore II, has the power to direct the investment activities of Ivory Capital, Ivory Capital II, FrontPoint Value Fund, Ivory Capital Ltd., Ivory Capital Offshore and Ivory Capital Offshore II, including decisions with respect to the receipt of dividends from, and the disposition of the proceeds from the sale of, the Common Shares. IIM GP is the general partner of the Investment Manager. Mr. Macnguyen is a managing member of IIM GP and in that capacity directs its operations.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

     Not Applicable.

Item 9.  Notice of Dissolution of Group.

     Not Applicable.

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 588056101                 13G                   Page 15 of 15 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.



DATED:  February 14, 2006

                                 /s/ Curtis G. Macnguyen
                                 --------------------------------------------
                                 Curtis G. Macnguyen, individually, and as
                                 managing member of Ivory Capital Group, LLC,
                                 for itself and as managing member of Ivory
                                 Capital Advisors, LLC, for itself and as
                                 general partner of Ivory Capital, L.P. and
                                 Ivory Capital II, L.P., and as managing member of IIM GP, LLC, for itself and as general partner of Ivory Investment Management, L.P.